Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 29, 2016 with respect to the statement of assets and liabilities, including the schedule of investments, of ETFS Platinum Trust as of December 31, 2015, and the related statements of operations, changes in net assets and financial highlights for the year then ended, and the effectiveness of internal control over financial reporting as of December 31, 2015, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the Registration Statement on Form S-3.

/s/ KPMG LLP

New York, New York
June 2, 2016